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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   Commission File Number 000-20724

                        WATSON WYATT & COMPANY
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           Exact name of registrant as specified in its charter

       6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817
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  Address, including zip code, and telephone number, including area code, of registrant's principal executive offices


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  Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i) X                     Rule 12h-3(b)(1)(i)
                 Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(1)(ii)
                 Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(i)
                 Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b)(2)(ii)
                                                           Rule 15d-6

Approximate  number of  holders of  record as  of the  certification  date:  1

Pursuant to the requirements of the Securities Exchange Act of 1934 Watson Wyatt & Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 16, 2000   By:    /s/ Walter W. Bardenwerper
                                Name: Walter W. Bardenwerper
                                Title: Vice President, General Counsel and
                                Secretary

Instructions: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

               Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 2069 (3-99)